UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2015

IXIA
(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 818.871.1800
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Ixia (the “Company”) and certain of its subsidiaries, as guarantors (the “Guarantors”), are parties to an Amended and Restated Credit Agreement dated as of March 2, 2015, as amended (the “Credit Agreement”), with Silicon Valley Bank, as administrative agent, swingline lender, and letter of credit issuer (the “Administrative Agent”), and the lenders party thereto. On September 30, 2015 (the “Second Amendment Effective Date”), the Company, the Guarantors, the Administrative Agent, and the lenders then party to the Credit Agreement (the Administrative Agent and such other lenders hereinafter collectively referred to as the “Lenders”) entered into a Second Amendment to Amended and Restated Credit Agreement effective as of such date (the “Second Amendment”), which amends the Credit Agreement.
The Second Amendment increases the available amount of the revolving credit facility under the Credit Agreement (the “Revolving Credit Facility”) by $15 million, such that the maximum aggregate available amount of the Revolving Credit Facility has increased from $60 million to $75 million.
The Second Amendment also provides, among other terms, for a change in the applicable interest rates under the Credit Agreement. Interest rates for the Revolving Credit Facility for the first year following the effective date of the Credit Agreement and for the term loan under the Credit Agreement (the “Term Loan”) were previously set, at the Company’s option, at a rate per annum of (i) 4.25% above the Eurodollar rate or (ii) 3.25% above a defined base rate. Pursuant to the Second Amendment, after the Second Amendment Effective Date, the interest rates for both the Term Loan and the Revolving Credit Facility range from 2.00% to 3.00% above the Eurodollar rate for Eurodollar-based borrowings and from 1.00% to 2.00% above the defined base rate for base rate borrowings, in each case depending on the Company’s total leverage ratio as determined from time to time for purposes of the Credit Agreement, as amended by the Second Amendment. With respect to the Revolving Credit Facility, such rates were previously scheduled to become effective on the first anniversary of the effective date of the Credit Agreement.
As of the date of the filing of this Current Report on Form 8-K (this “Form 8-K”) with the Securities and Exchange Commission (the “SEC”), no amounts are outstanding under the Revolving Credit Facility, and $39 million in principal amount is outstanding under the Term Loan.
Some of the Lenders and/or their affiliates may have or may have had various relationships with the Company and/or its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting and/or commercial banking services, for which the Lenders and/or their affiliates may receive or may have received customary fees and, in some cases, out-of-pocket expenses.
The foregoing description of the Second Amendment is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein. The Amended and Restated Credit Agreement dated as of March 2, 2015 is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2015. That certain Corrective Amendment to Credit Agreement dated as of March 20, 2015 is filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 31, 2015.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following Exhibit is filed as part of this Form 8-K:

Exhibit No.	Description
10.1
Second Amendment to Amended and Restated Credit Agreement dated as of September 30, 2015, by and among Ixia, as the Borrower, Anue Systems, Inc., BreakingPoint Systems, Inc., Catapult Communications Corporation, Net Optics, Inc., Net Optics IL LLC, and VeriWave, Inc., as the Guarantors, Silicon Valley Bank, as Administrative Agent, and the Lenders Party Thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated:	October 5, 2015	By:	/s/ Brent Novak
Brent Novak
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amendment to Amended and Restated Credit Agreement dated as of September 30, 2015, by and among Ixia, as the Borrower, Anue Systems, Inc., BreakingPoint Systems, Inc., Catapult Communications Corporation, Net Optics, Inc., Net Optics IL LLC, and VeriWave, Inc., as the Guarantors, Silicon Valley Bank, as Administrative Agent, and the Lenders Party Thereto